Exhibit (m)(3)(i)

May 1, 2013

ING Partners, Inc.
7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                             Reduction in Fee Payable under the ING Partners, Inc. Amended and Restated Distribution Plan

Ladies and Gentlemen:

For the funds listed on Appendix A, attached to this letter, ING Investments Distributor, LLC (“IID”) hereby waives a portion of the distribution fee payable to IID under the ING Partners, Inc. Amended and Restated Distribution Plan (the “Distribution Plan”), in an amount equal to 0.05% per annum on the average daily net assets attributable to Class T Shares, as if the distribution fee specified in the Distribution Plan were 0.45%.  By this letter, we agree to waive that fee for the period May 1, 2013 through May 1, 2014.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:
ING Partners, Inc.

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC

APPENDIX A

Funds

ING Index Solution 2015 Portfolio

ING Index Solution 2020 Portfolio

ING Index Solution 2025 Portfolio

ING Index Solution 2030 Portfolio

ING Index Solution 2035 Portfolio

ING Index Solution 2040 Portfolio

ING Index Solution 2045 Portfolio

ING Index Solution 2050 Portfolio

ING Index Solution 2055 Portfolio

ING Index Solution Income Portfolio

ING Solution 2015 Portfolio

ING Solution 2020 Portfolio

ING Solution 2025 Portfolio

ING Solution 2030 Portfolio

ING Solution 2035 Portfolio

ING Solution 2040 Portfolio

ING Solution 2045 Portfolio

ING Solution 2050 Portfolio

ING Solution 2055 Portfolio

ING Solution Income Portfolio